Exhibit 99.1

XILINX RECEIVES SHAREHOLDER DERIVATIVE COMPLAINT

SAN JOSE, CA, JUNE 7, 2006 — Xilinx, Inc. (Nasdaq: XLNX) today announced that a shareholder filed a derivative complaint in the United States District Court in the Northern District of California, purportedly on behalf of the Company, against members of the Company’s board of directors and certain of the Company’s officers.  The complaint, which was filed on June 2, 2006, alleges, among other things, that the defendants mismanaged corporate assets and breached their fiduciary duties between 1998 and the date of filing by authorizing or failing to halt the back-dating of certain stock options.  The complaint also alleges that the officer defendants were unjustly enriched by their receipt and retention of the backdated stock option grants and that the Company issued false and misleading proxy statements in 2002 and 2003.

The Company’s board of directors is reviewing the allegations in the complaint.

The Company will file this press release on Form 8-K with the Securities and Exchange Commission.  The Company does not intend to file further current reports on Form 8-K describing additional lawsuits, if any, which are based on allegations substantially similar to those contained in the complaint as described in this release.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.